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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CAC HOLDINGS CORP.

        I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I.

        The name of this corporation (hereinafter called the "Corporation") is CAC HOLDINGS CORP.

ARTICLE II.

        The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

        The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

        The Corporation shall be authorized to issue one thousand (1,000) shares of stock consisting of eight hundred (800) shares of Common Stock, par value $0.01 per share (herein called "Common Stock"), and two hundred (200) shares of Preferred Stock (herein called "Preferred Stock"), par value $0.01 per share.

        The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidations preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

ARTICLE V.

        The name and mailing address of the incorporator is as follows:

Name	Address
John Papachristos	c/o Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005

ARTICLE VI.

        The number of directors which shall constitute the whole Board of Directors of the Corporation shall be determined pursuant to the By-Laws of the Corporation as provided therein. Unless and except to the extent that the by-laws of the Corporation shall so require, the Election of Directors need not be by written ballot.

ARTICLE VII.

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware and in accordance with any relevant provisions of the By-Laws, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to make, repeal, alter, amend and rescind any of the By-Laws of the Corporation whether adopted by them or otherwise.

ARTICLE VIII.

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX.

        The Corporation shall indemnify, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-Laws of the Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

ARTICLE X.

        (a)   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          (i)    for any breach of the director's duty of loyalty to the Corporation or its stockholders,

          (ii)   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (iii)  under Section 174 of the Delaware General Corporation Law, which provision, among other things, makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability, or

          (iv)  for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        (b)   Any repeal or modification of paragraph (a) of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        (c)(1) Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise if the basis of any such action, suit or proceeding is action in such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law as the same exists, or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys' fees, amounts paid or to be paid in settlement and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to paragraph (c)(2) of this Article X) only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this paragraph (c)(1) of Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires the payment of such expenses incurred by a director in his or her capacity as a director in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under this paragraph (c)(1) of Article X or otherwise.

        (2)   If a claim which the Corporation is obligated to pay under paragraph (c)(1) of this Article X is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (3)   The provisions of this Section (c) of Article X shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this Section (c) or Article X should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

        (4)   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (c) of Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

        (5)   The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by applicable law.

        (6)   The Corporation shall have the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or who was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law.

ARTICLE XI.

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XII.

        The powers of the incorporator are to terminated upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until his successor is elected and qualified are:

NAME	ADDRESS
Steven A. Flyer	c/o Trimaran Fund Management, L.L.C. 425 Lexington Avenue Third Floor New York, New York 10017 Facsimile: (212) 885-4350
David E. King	c/o Bear Stearns Merchant Fund Corp. 383 Madison Avenue Fortieth Floor New York, New York 10179 Facsimile: (212) 272-7425

ARTICLE XIII.

        The corporation hereby elects not to be governed by Section 203 of the Delaware General Corporate Law.

        I, the undersigned, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand this 8th day of May, 2003.

/s/ JOHN PAPACHRISTOS John Papachristos

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF CAC HOLDINGS CORP.
ARTICLE I.
ARTICLE II.
ARTICLE III.
ARTICLE IV.
ARTICLE V.
ARTICLE VI.
ARTICLE VII.
ARTICLE VIII.
ARTICLE IX.
ARTICLE X.
ARTICLE XI.
ARTICLE XII.
ARTICLE XIII.